                          ARRANGERS' COMMITMENT LETTER


                                   31 May 2000

Koninklijke Numico N.V.
Rokkeveenseweig 49
2712 PJ Zoetermeer
PO Box 1
Zoetermeer
The Netherlands

Attention:  Philip van Randwijk

Dear Sirs,

EURO 1,050,000,000 SHORT TERM BRIDGE FACILITY (THE "FACILITY")

COMMITMENT LETTER

         You have advised us that Koninklijke Numico N.V. (the "PARENT") desires to establish the Facility, the proceeds of which will be used by the Parent as a bridge loan for:

                  (a) the proposed issue of new ordinary shares in the Parent for an amount of approximately Euro 450,000,000 (the "EQUITY ISSUE"); and

                  (b) the Euro denominated convertible subordinated bonds convertible into depositary receipts of shares of and issued by the Parent in a principal amount of approximately Euro 700,000,000 (the "CONVERTIBLE BOND").

         1. COMMITMENT TERMS. Deutsche Bank AG ("DEUTSCHE BANK"), ING Bank N.V. ("ING") and Salomon Brothers International Limited ("SBIL") (each an "ARRANGER" and together the "ARRANGERS") are pleased to inform you of each of their agreement to act as arrangers of the Facility and ING, Deutsche Bank and Citibank, N.A. ("CITIBANK") are pleased to inform you of their commitments to provide, either by themselves or by one of their affiliates (as set out below) (each an "UNDERWRITER" and together the "UNDERWRITERS"), the entire amount of the Facility, subject to the terms and conditions described in this Commitment Letter and the attached Summary of Terms and Conditions (the "TERMS AND CONDITIONS"). This Commitment Letter should be read in conjunction with the fee letter (the "FEE LETTER") and the agency fee letter (the "AGENCY FEE LETTER") each dated the same date as this Commitment Letter (together the "FEE LETTERS"). This Commitment Letter, the Terms and Conditions, the Fee Letter and the Agency Fee Letter are referred to collectively as the "COMMITMENT DOCUMENTS". Terms defined in the Terms and Conditions shall unless otherwise defined, have the same meaning herein.

         Each Underwriter severally commits to underwrite the amount set forth below:

                    UNDERWRITER                      FACILITY

                   Citibank                       Euro 350,000,000
                   Deutsche Bank                  Euro 350,000,000
                   ING                            Euro 350,000,000
                   TOTAL                        Euro 1,050,000,000

         The commitment of each Underwriter is several and failure by one Underwriter to perform its obligations hereunder shall not prejudice the rights of any other Underwriter. Each Underwriter may, except as otherwise stated, enforce its rights separately. No Underwriter shall be responsible for the obligations of any other Underwriter.

         2. CONDITIONS PRECEDENT. Each of the Arrangers' respective agreement and each of the Underwriters' respective commitment hereunder is subject to: (i) the preparation, execution and delivery of mutually acceptable loan documentation, including a credit agreement (the "CREDIT AGREEMENT") incorporating, INTER ALIA, the terms and conditions outlined in the Terms and Conditions (which set out the material commercial terms of the Credit Agreement); (ii) in the Arrangers' and the Underwriters' collective opinion, the absence of a material adverse change in (A) the business, financial condition or prospects of the Parent or the Parent and its subsidiaries taken as a whole since 31 December 1999 and (B) the loan syndication, financial or capital market conditions generally that, in the Arrangers' and the Underwriters' collective opinion, would materially impair syndication of the Facility; (iii) the accuracy and completeness in all material respects of the factual information contained in the package of written information provided to each of the Arrangers and the Underwriters and of all written factual information provided to the Arrangers and the Underwriters hereafter and your compliance with the terms of the Commitment Documents; (iv) the payment in full of all fees, expenses and other amounts due and payable under the Fee Letters; and (v) in the opinion of each Arranger and each Underwriter satisfactory arrangements have been put in place in relation to the Equity Issue and the Convertible Bond.

         3. COMMITMENT TERMINATION. Each Arrangers' respective agreement and each Underwriters' respective commitment set forth under paragraph 1 of this Commitment Letter will terminate on (a) if the Offer is not extended, the earlier of the execution of the Credit Agreement and 9 June 2000 and (b) if the Offer is extended, the earlier of the execution of the Credit Agreement and 21 Business Days after 3 June 2000. Prior to such date, this Commitment Letter may be terminated (i) by you at any time at your option after payment of all fees, expenses and other amounts then payable under the Commitment Documents or (ii) by the Arrangers and the Underwriters if the Arrangers and the Underwriters believe collectively that any condition set forth in paragraph 2 can no longer be satisfied. The provisions of the Fee Letter and paragraphs 3, 4, 5 and 7 shall survive the expiration or termination of this Commitment Letter.


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

         4.       INDEMNIFICATION.

                  4.1 Whether or not the Facility is consummated you hereby indemnify and agree to hold harmless each Arranger, each Underwriter and each of their affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an "INDEMNIFIED PARTY") from and against any and all claims, damages, losses, liabilities, costs and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party by reason of that party acting in its capacity as an Arranger or Underwriter (as the case may be), in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defence with respect thereto (each a "PROCEEDING"), arising out of or in connection with or relating to the Commitment Documents, whether or not such investigation, litigation or proceeding is brought by you, any of your shareholders or creditors, an Indemnified Party or any other person, or an Indemnified Party is otherwise a party thereto, except to the extent such claim, damage, loss, liability, cost or expense results from such Indemnified Party's negligence, wilful misconduct or any breach of the Commitment Documents by the Indemnified Party.

                  4.2      Any Indemnified Party intending to invoke paragraph
4.1 shall give prompt notice in writing to you upon it becoming aware of any actual or potential claim, damage, loss, cost or expense, and you shall thereafter be entitled to be joined as party in any proceeding and/or to give directions to the relevant Indemnified Party in relation to the conduct of such proceeding PROVIDED THAT (i) you give prompt notice in writing of your intention to give such directions to the Indemnified Party, (ii) you give such directions taking into account at all times the business sensitivities and franchise position of the Indemnified Party and (iii) you do not give directions in respect of regulatory or supervisory proceedings of any governmental authority or other similar proceedings.

                  4.3 No Indemnified Party shall settle, compromise, consent to the entry of any judgement in or otherwise seek to terminate (each a "SETTLEMENT") any such proceeding without your prior written consent (such consent not to be unreasonably withheld or delayed, taking into account without limitation the cost to you and that Indemnified Party of continuing, the likely outcome of that proceeding and the adverse effects (actual or potential) on the business interests and/or reputation of you and that Indemnified Party of not settling). You shall not be liable to indemnify any Indemnified Party for any settlement of any proceeding made or effected without your prior written consent.

                  4.4 You will lose your right to give directions in relation to any proceedings if (i) you breach any obligations hereunder or (ii) at the written request of the Indemnified Party, and in respect of (ii) your obligation to indemnify the Indemnified Party will cease on the date of such request.

                  4.5 You further agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to you or any of your shareholders or creditors for or in connection with the transactions referred to above, except to the extent such liability results from such Indemnified Party's negligence, wilful misconduct or any breach of the Commitment Documents by the Indemnified Party.

                  4.6 The Contracts (Rights of Third Parties) Act 1999 shall only apply to this paragraph 4 and only for the benefit of the Indemnified Parties.

         5.       CONFIDENTIALITY.

                  5.1 You agree that the Commitment Documents are for your confidential use only and that neither their existence nor the terms thereof will be disclosed by you to any person other than your officers, directors, employees, accountants, lawyers and other advisors, or those parties (and their officers, directors, employees, accountants, lawyers and other advisors) involved in the Project Planet negotiations, and then only on a "need to know" basis in connection with the transactions contemplated thereby and on a confidential basis. Notwithstanding the foregoing, following your return of your executed copies of the Commitment Documents to the Agent as provided below, you may make such other public disclosures of the terms and conditions hereof as (i) you are required by applicable law or regulation (whether of the Amsterdam Stock Exchange or otherwise) to make; (ii) are otherwise publicly available; or (iii) are necessary to maintain your rights under the Commitment Documents.

                  5.2 You should be aware that each Arranger and/or Underwriter may be providing financing or other services to parties whose interests may conflict with yours. Be assured, however, that consistent with each Arrangers' and each Underwriters' longstanding policy to hold in confidence the affairs of its customers, no Arranger nor any Underwriter will furnish confidential information obtained from you to any of its other customers. By the same token, none of the Arrangers nor any of the Underwriters will make available to you confidential information that it obtained or may obtain from any other customer.

         6. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. You represent and warrant to each Arranger and each Underwriter that (i) all written information provided to each Arranger and each Underwriter, and any further written information provided to each Arranger and each Underwriter after the date hereof by you or your representatives in connection with the transactions contemplated hereby is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made, (ii) all financial projections, (if any), that have been or will be prepared by the Arrangers or the Underwriters and approved by the Parent are based upon assumptions considered by you to be reasonable (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that the projections will be realised) and (iii) you are not in possession of any information which would result in you concluding that the latest published financial statements of Rexall Sundown Inc. are not true and accurate in any material respect.

         7. GOVERNING LAW/JURISDICTION. The Commitment Documents shall be governed by, and construed in accordance with, the laws of England and Wales. The parties hereto submit to the non-exclusive jurisdiction of the English court and waive any defence of inconvenient forum which may be available.

         8. ENTIRE AGREEMENT. The Commitment Documents set forth the entire agreement between the parties with respect to the matters addressed therein and supersede all prior communications, written or oral, with respect thereto and may only be modified in writing. Delivery of an executed signature page to any Commitment Document by facsimile shall be as effective as delivery of a manually executed document.

         Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter, the Fee Letter and the Agency Fee Letter and returning them to Digna Hiel at ING Bank N.V. at or before 5:00 p.m. (London time) on 31 May 2000, the time at which the commitment offer of each Underwriter set forth above (if not so accepted prior thereto) will expire. If you elect to deliver the above documents by facsimile, please arrange for the executed originals to follow by next-day courier.

                                     Yours faithfully,

DEUTSCHE BANK AG                     ING BANK N.V.


By: /s/ Olivir Cebelieu              By: /s/ Digna Hiel
    ---------------------------          -------------------------------
Title: Vice President                Title: Assistant Director

By: /s/ Goetz Laue                   By: /s/ N.J. Klein
    ---------------------------          -------------------------------
Title: Director                      Title: Senior Relationship Manager


SALOMON BROTHERS
INTERNATIONAL LIMITED (AS
ARRANGER)                            CITIBANK, N.A. (AS UNDERWRITER)


By: /s/ John Stafford                By: /s/ John Stafford
    ---------------------------          ------------------------------
Title: Director                      Title:  Vice President


         We agree and accept the above.


KONINKLIJKE NUMICO N.V.


By: /s/ A.H. Eenink
    --------------------------
Title: Director                      Date:  31 May 2000


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

                                 PROJECT PLANET
                             KONINKLIJKE NUMICO N.V.
                                   BRIDGE LOAN

                         SUMMARY OF TERMS AND CONDITIONS

BORROWERS:                          Koninklijke Numico N.V. (the "PARENT"),
                                    Nutricia International B.V., Numico
                                    Nationaal B.V. and Pharmafoods B.V.

GUARANTORS:                         Koninklijke Numico N.V., Nutricia
                                    International B.V., Numico Nationaal B.V.
                                    and Pharmafoods B.V.

AMOUNTS:                            Euro 1,050,000,000.

FACILITY:                           A committed Euro 1,050,000,000 bridge loan
                                    maturing on 31 July 2000.

PURPOSE: To serve as a bridge loan for the Equity Issue and the Convertible Bond in an aggregate amount of Euro 1,050,000,000.

ARRANGERS:                          Deutsche Bank AG, ING Bank N.V. and Salomon
                                    Brothers International Ltd.

UNDERWRITERS AND LENDERS:           Citibank, N.A., Deutsche Bank AG and ING
                                    Bank N.V.

AGENT:                              ING Bank N.V.

MATERIAL SUBSIDIARIES:              Subsidiaries of the Parent (direct or
                                    indirect) whose gross assets or net sales represent not less than 5% of the consolidated gross assets or, as the case may be, consolidated net sales of the Group.

CLOSING DATE:                       The date on which the loan documentation is
                                    to be signed, anticipated to occur on or prior to 9 June 2000.

COMMITMENT TERMINATION DATE:        10 days from the Closing Date or such later
                                    date as may be agreed for the purposes of the Offer. Any commitments undrawn by that date will be cancelled.

FINAL MATURITY DATE:                31 July 2000.

BORROWINGS:                         Advances shall be in minimum principal
                                    amounts of Euro 100,000,000 or, if greater, integral multiples of Euro

                                    50,000,000. All Advances shall be made by the Lenders rateably in proportion to their respective commitments. Advances will be available upon notice periods to be agreed. No more than two separate Advances may be outstanding at any time.

APPLICABLE MARGIN:                  0.75% p.a.

INTEREST RATES:                     Advances will bear interest at a rate per
                                    annum equal to Euribor plus the Applicable
                                    Margin plus mandatory costs. Euribor shall be determined by reference to the relevant
                                    Telerate screen or, if not available, as quoted by the Reference Banks for Euro for the relevant interest period, averaged and rounded up to 4 decimal places.

REFERENCE BANKS:                    Citibank, N.A., Deutsche Bank AG and ING
                                    Bank N.V.

INTEREST PERIODS:                   One or two weeks or at least 3 days at the
                                    Borrower option or such other periods as agreed by the Agent provided that no Interest Period shall end after the Final
                                    Maturity Date.

INTEREST PAYMENTS:                  Interest on Advances will be payable in
                                    arrears at the end of each Interest Period.
                                    Interest to be computed on a 360 day basis and the actual number of days elapsed.

OPTIONAL COMMITMENT                 A Borrower will have the right, upon at
REDUCTION:                          least 5 business days' notice, to terminate
                                    or cancel, in whole or in part, the unused portion of the Facility, provided that each partial reduction shall be in an amount of Euro 100,000,000 or an integral multiple of Euro 50,000,000. Commitment reductions shall be applied rateably to all Lenders'
                                    Commitments. Once terminated, a Commitment cannot be reinstated.

OPTIONAL PREPAYMENTS:               Advances may be prepaid without penalty,
                                    in an amount of Euro 100,000,000 or integral multiples of Euro 50,000,000 on 5 business days' notice, subject to reimbursement by the relevant Borrower for any broken funding losses suffered by the Lenders. Prepayments shall be applied rateably to all Lenders'
                                    Advances in respect of the Facility. If any amount of the Facility is prepaid, no part thereof may be reborrowed.

MANDATORY PREPAYMENT:               The net proceeds of the Equity Issue and the
                                    Convertible Bond shall be used to prepay the Loan. Also, a Borrower shall prepay in full upon a change of control.

ARRANGEMENT FEE:                    As set forth in the Fee Letter between the
                                    Arrangers, the Underwriters and the Parent.

ANNUAL AGENCY FEE:                  As set forth in the Agency Fee Letter
                                    between the Agent and the Parent.

LOAN DOCUMENTATION:                 The Facility will be subject to preparation,
                                    execution and delivery of mutually
                                    acceptable loan documentation which will contain conditions precedent, representations and warranties, covenants, events of default and other provisions customarily found in the standard loan documentation for similar financings but based upon the Parent's existing syndication loan documentation entered into in November
                                    1999 together, in relation to the US
                                    acquisition provisions, with the provisions of the syndicated loan agreement dated
                                    August 1999 where appropriate, including, but not limited to, those set out below.
                                    Thresholds and baskets for covenants to be agreed in the light of Project Planet.

CONDITIONS PRECEDENT TO INITIAL     -    Payment of all accrued fees and
ADVANCE:                                 expenses in accordance with the
                                         provisions of the Fee Letter.

                                    -    The execution and delivery of the
                                         following, in form and substance
                                         satisfactory to the Lenders: (i) board
                                         resolutions or other evidence of
                                         corporate authorisation; (ii)
                                         authorised signatory list; and (iii)
                                         legal opinions from counsel for the
                                         Borrower and counsel for the Arrangers.

                                    -    Copy of all Offer Documents and
                                         confirmation that no amendments or
                                         waivers thereto in respect of extension
                                         of offer period, change in offer price
                                         and acceptance levels.

                                    -    Certificate of Parent relating to
                                         Project Planet in a form to be agreed
                                         (including confirmation of the purchase
                                         of a majority of the Common Stock of
                                         Rexall Sundown Inc.).

                                    -    Constitutive documents of Obligors.

                                    -    Receipt of relevant consents,
                                         regulatory and corporate approvals.

                                    -    Process Agent Letters.


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

                                    -    Confirmation of the cancellation and
                                         repayment of the existing syndicated
                                         facility.

CONDITIONS PRECEDENT TO ALL         -    All repeated representations and
DRAWINGS:                                warranties are true on and as of the
                                         date of the drawing/rollover of the
                                         Advance, before and after giving effect
                                         to such and to the application for the
                                         proceeds therefrom, as though made on
                                         and as of such date.

                                    -    No Event of Default or Potential Event
                                         of Default has occurred and is
                                         continuing, or would result from the
                                         drawing of new Advances.

REPRESENTATIONS AND WARRANTIES:     -    Legal status.

                                    -    Corporate powers.

                                    -    Authorisations.

                                    -    Binding obligations.

                                    -    Legality and contraventions.

                                    -    Borrowing limit.

                                    -    No Event of Default or Potential Event
                                         of Default.

                                    -    Ranking and obligations.

                                    -    Stamp Duty.

                                    -    Accounts.

                                    -    Litigation.

                                    -    No default.

                                    -    Change in Business Condition.

                                    -    Encumbrances.

                                    -    Written Information.

                                    -    Winding up.

                                    -    Environmental Compliance.

                                    -    Environmental Claims.

                                    -    Licences and Consents.

                                    -    No deduction or withholding.

                                    -    Ownership of the Borrowers.

                                    -    Acquisition funding

                                    -    Acquisition terms

                                    -    Use of proceeds

                                    -    Intellectual property

                                    -    Clean up period

                                    -    Certain representations to be repeated
                                         from time to time.

COVENANTS:                          -    Ranking of Obligations.

                                    -    Legality of Performance.

                                    -    Negative Pledge.

                                    -    Disposal of Assets.

                                    -    Acquisitions.

                                    -    Carry on Business.

                                    -    Compliance with laws.

                                    -    Insurance.

                                    -    Variation or waiver.

                                    -    Offer.

                                    -    Use of proceeds.

                                    -    Intellectual property.

                                    -    Issuer of Convertible Bonds will be
                                         the Parent and subordination thereof.

                                    -    Information.

                                    -    Notification of Events of Default.

                                    -    Material Litigation.

                                    -    Environmental Compliance.

                                    -    No incurrence of Additional
                                         Indebtedness in the Group in excess of
                                         the sum of (i) Euro 100,000,000 and
                                         (ii) the Convertible Bond.

EVENTS OF DEFAULT:                  -    Non-payment

                                    -    Specific Covenants.

                                    -    Other defaults.

                                    -    Untrue Statements.

                                    -    Cross Default.

                                    -    Insolvency and Reorganisation.

                                    -    Enforcement of Security.

                                    -    Attachment or distress.

                                    -    Inability to pay debts

                                    -    Insolvency equivalence.

                                    -    Unlawfulness or repudiation.

                                    -    Material adverse change.

                                    -    Litigation.

                                    -    Approvals and authorisations.

                                    -    Validity.

OTHER:                              Loan documentation will include:

                                    -    Indemnification of Agent and Lenders
                                         and their respective affiliates,
                                         officers, directors, employees, agents
                                         and advisors.

                                    -    Set off.

                                    -    Illegality.

                                    -    Customary agency language.

                                    -    Majority Lenders will be defined as
                                         those holding at least 66-2/3% of
                                         outstandings or, if none, Commitments.

TRANSFERS AND PARTICIPATIONS:       Each Lender will have the right, with the
                                    prior consent of the Parent, to transfer or assign all or part of its rights or obligations under the Facility to any third party.

                                    Each Lender will also have the right,
                                    without notice to or consent of the Parent, to transfer or assign all or part of its rights or obligations under the loan documentation to any of its affiliates or to any third party upon the occurrence of an Event of Default which is continuing.

YIELD PROTECTION:                   All payments made free and clear of any
                                    present or future taxes, withholdings or other deductions whatsoever imposed or withheld in the Netherlands or any jurisdiction in or through which payments are made (other than income taxes in the jurisdiction of the Lender's applicable lending office). The Borrower will indemnify the Lenders and the Agent for such taxes paid by the Lenders or the Agent.

                                    Yield protection for increased capital and liquidity costs and broken funding costs will also be included.


GOVERNING LAW AND JURISDICTION:     The Facility will be governed by the
                                    laws of England and the parties will submit to the non-exclusive jurisdiction of the English courts.

COUNSEL TO THE ARRANGERS:           Clifford Chance.

EXPENSES:                           All reasonable costs and expenses incurred
                                    (i) by the Agent and/or the Arrangers in connection with the preparation, execution, delivery, modification, amendment, syndication and administration of the loan documentation
                                    (including reasonable fees and expenses of counsel to the Agent) or (ii) by the Agent, the Arrangers or any Lender in connection with the enforcement of the loan documentation (including reasonable fees and expenses of counsel), are for the Borrower's account.